Exhibit 14.1

DIVERSIFIED RESTAURANT HOLDINGS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Purpose

This code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Diversified Restaurant Holdings, Inc. (together with its subsidiaries, the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics”.

To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations; we adhere to these higher standards.

This code is designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U. S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

●	Compliance with applicable governmental laws, rules and regulations;

●	Prompt internal reporting of violations of the Code;

●	Accountability for adherence to the Code.

Applicability

This Code applies to all of the directors, officers, and employees of the Company, whether they work for the Company on a full-time, part-time, consultative, or temporary basis (each an “employee” and collectively, the “employees”). Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, controller, vice presidents and any other persons who perform similar functions for the Company (each, a “senior officer,” and collectively, “senior officers”). All employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in the section entitled “Reporting and Enforcement of Violations of the Code”.

If you have any questions regarding the Code please contact our Code of Ethics Contact Person – David Burke. If you would like to report any violation of the Code, please follow the procedures outlined in the section entitled “Reporting and Enforcement of Violations of the Code” or utilize our confidential and anonymous reporting system – Ethical Advocate. To utilize Ethical Advocate via its website, go to our direct reporting page at https://drh.ethicaladvocate.com. To utilize Ethical Advocate via telephone, call our toll free number at 855.728.8595. Both reporting methods (website and telephone) are available 24 hours a day, any day of the year.

This code was adopted by the Board of Directors on March 12, 2009, and amended effective November 6, 2014.

Honest and Ethical Conduct

The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

Each employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Conflicts of Interest

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest (or the interest of a member of his or her family) interferes, or appears to interfere, in any way with the interests of the Company as a whole. You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that may make it difficult to perform your work objectively and effectively. In general, the following should be considered conflicts of interest:

Competing Business. No employee may be employed simultaneously by a business that competes with the Company.

Corporate Opportunity. No employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company. If you discover a business opportunity that is in the Company’s line of business through the use of Company property, information or position, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.

Financial Interests. No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business enterprise if that interest (i) adversely affects the employee’s performance of duties or responsibilities to the Company, or requires devoting any time that interest during such employee’s working hours at the Company, or (ii) is in an enterprise that competes with the Company. However, an employee may have up to a 5% stock ownership in a publicly traded company, unless such employee’s duties include conducting or overseeing the Company’s business relations with that company.

Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

Disclosures of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably could be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to the Code of Ethics Contact Person. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to the Company compared with those that would apply to a non-relative seeking to do business with the Company under similar circumstances. Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or Code of Ethics Contact Person. For purposes of this Code, “family members” or “members of your family” include your spouse, brothers, sisters and parents, in-laws and children.

Gifts and Entertainment

The giving and receiving of gifts is common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective ad fair business decisions. It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses incurred by employees on behalf of the Company must be properly accounted for on expense reports.

Protection and Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have direct impact on the Company’s profitability and are prohibited. The use of funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited. To ensure the protection and proper use of the Company’s assets, each employee should:

●	Exercise reasonable care to prevent theft, damage or misuse of Company property; Promptly report the actual or suspected theft, damage, waste or misuse of Company property;

●	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

●	Use Company property only for legitimate business purposes.

The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

Accuracy of Financial Reports and Other Public Communications

The Company is a public company and is required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company. Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

●	Financial results that seem inconsistent with the performance of the underlying business; Transactions that do not seem to have obvious business purpose;

●	Requests to circumvent ordinary review and approval procedures.

Each employee who is involved in the Company's disclosure process must be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting. The Company’s senior officers and other employees working in the finance and accounting department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Code of Ethics Contact Person.

Confidentiality of Nonpublic Information

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

Company Records

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are the source of essential data that guides business decision-making and strategic planning. Company records include, but not limited to, payroll, travel and expense reports, emails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds or payments are strictly prohibited. You are responsible for understanding and complying with the Company’s record keeping policy. Contact the Code of Ethics Contact Person if you have any questions regarding the record keeping policy.

Compliance with Laws and Regulations

Each employee has an obligation to comply with the laws of the cities, counties, states, and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy or insider trading. Although not all employees are expected to know the details of all applicable laws, rules and regulations, all employees are expected to understand and comply with all laws, rules and regulations that apply to their position at the Company and to know enough to determine when to seek advice from appropriate personnel. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Code of Ethics Contact Person, who will put you in touch with the appropriate personnel or agents of the Company.

No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to: (a) obtain profit for himself or herself; or (b) directly or indirectly "tip" others who might make an investment decision on the basis of that information. For additional information, please refer to the Company’s Insider Trading Policy. You can obtain a copy of the Insider Trading Policy from the Code of Ethics Contact Person.

Compliance Program

In order to implement the principals of the Company’s Code of Business and Ethics and to establish a Compliance Program, the Company adopted the following policies:

Size of the Board: The Board will periodically review the appropriate size of the Board.

Management Directors: The Board anticipates that the Company’s Chief Executive Officer will be nominated annually to serve on the Board. The Board may also nominate other members of management.

Board Membership Circle: The Board’s policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its shareholders and other stakeholders.

Access to Information: The Board encourages the presentation at meetings by managers who can provide additional insight into matters being discussed. The Company’s executive management will afford each Board member full access to the Company’s records, information, employees, outside auditors and outside counsel.

Financial Reporting: Legal Compliance and Ethics: The Board’s governance and oversight functions do not relieve the Company’s executive management of its primary responsibility of preparing financial statements which accurately and fairly present the Company’s financial results and condition, the responsibility of each executive officer to fully comply with applicable legal and regulatory requirements or the responsibility of each executive officer to uphold the ethical principles adopted by the Company.

Corporate Communications: Management has the primary responsibility to communicate with investors, the press, employees and other stakeholders on a timely basis and to establish policies for such communication.

Reporting and Enforcement of Violations of the Code

All employees have a duty to report any known or suspected violation of the Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If you know of or suspect a violation of the Code, it is your responsibility to immediately report the violation. Actions prohibited by this code involving a member of the board of directors or a senior officer must be reported to the Audit Committee or through Ethical Advocate. Actions prohibited by this Code involving any other person must be reported to the reporting person's supervisor, the Code of Ethics Contact Person or through Ethical Advocate.

Ethical Advocate provides a confidential and anonymous means for reporting violations of the Code. To utilize Ethical Advocate via its website, go to our direct reporting page at https://drh.ethicaladvocate.com. To utilize Ethical Advocate via telephone, call our toll free number at 855.728.8595. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Code of Ethics Contact Person and the Company will protect your confidentiality.

If after investigating a report of an alleged prohibited action by a director or senior officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the Chief Financial Officer and Chief Executive Officer.

It is the Company’s policy that any employee who violates this Code will be subject to appropriate discipline, including termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action up to and including termination of employment.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code granted to directors or senior officers may be made only by the Board of Directors and will be promptly disclosed to the public in accordance with Section 406 of Regulation S-K and Item 5.05(c) of Form 8-k

Conclusion

This Code of Business conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. We expect all employees to adhere to these standards.

Each employee is separately responsible for his or her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management. If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment. Such conduct will subject you to disciplinary action, including termination of employment.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

[To be signed and returned to the Code of Ethics Contact Person.]

I, _______________________, acknowledge that I have received and read a copy of the Diversified Restaurant Holdings, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach Code of Ethics Contact Person if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]